Exhibit 99.1

STARWOOD HOTELS AND RESORTS ANNOUNCES DETAILS FOR COMPLETION OF SPIN-OFF AND SUBSEQUENT MERGER OF ITS VACATION OWNERSHIP BUSINESS

STAMFORD, CONN. — March 18, 2016 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood”) today announced that its Board of Directors has set a record date of March 28, 2016, for the proposed spin-off of its vacation ownership business, Vistana Signature Experiences, Inc. (“Vistana”).

Under the terms of the spin-off, Starwood will distribute all of its shares of Vistana to its stockholders of record as of the record date by means of a stock distribution. As previously announced, immediately following the spin-off, Vistana will merge with a wholly owned subsidiary of Interval Leisure Group, Inc. (“ILG”), as a result of which the shares of Vistana common stock previously distributed will automatically be cancelled and converted into the right to receive shares of ILG common stock. The distribution ratio is expected to be one share of Vistana common stock for each share of Starwood common stock. No fractional shares of ILG common stock will be issued in the merger and Starwood stockholders will receive cash in lieu of any fractional shares.

The spin-off and merger are expected to close on or around April 30, 2016, subject to the satisfaction of certain remaining conditions including, among other things, the approval by ILG stockholders at a special meeting (scheduled for April 20, 2016) of ILG’s issuance of stock in connection with the merger of Vistana with a wholly owned subsidiary of ILG.

Upon completion of the merger, Starwood stockholders will collectively own approximately 55% of the shares of the combined company on a fully-diluted basis, with existing shareholders of ILG collectively owning approximately 45% of the combined company on a fully-diluted basis. The exact exchange ratio will be determined at the time of the distribution.

No action is required by Starwood stockholders to receive their shares of ILG common stock in the merger. Holders of Starwood common stock will not be required to surrender their shares of Starwood common stock or pay for any shares of ILG common stock that they receive and will retain all of their shares of Starwood common stock and associated rights.

For questions relating to the ILG common stock, ILG stockholders may contact Computershare via phone at 1-800-522-6645, or online at www.computershare.com/investor. If shares are held by a bank, broker or other nominee, stockholders should contact that institution directly.

Two-Way Trading to Begin for Starwood Stock on the NYSE

Starwood has been advised by the New York Stock Exchange that beginning well prior to the closing of the merger and continuing through the business day immediately preceding the closing date of the merger (or continuing through the closing date if the merger closes after the close of trading in Starwood common stock and ILG common stock on the NYSE and Nasdaq, respectively, on the closing date), there will be two markets in Starwood common stock on the New York Stock Exchange: a “regular way” market and an “ex-distribution” market. During this period of two-way trading in Starwood common stock, a Starwood stockholder can also sell the right to his ILG common stock that he will receive in connection with the closing of the merger.

Outlined below are the trading options for Starwood stockholders that will be provided by the New York Stock Exchange well prior to the closing of the merger.

HOT

If, during this period, a Starwood stockholder sells shares of Starwood common stock in the regular way market (under Starwood’s NYSE symbol, “HOT”), the stockholder will be selling both his shares of Starwood common stock and his right to receive shares of ILG common stock in connection with the spin-off and the merger.

HOT WI

If, during this period, a Starwood stockholder sells shares of Starwood common stock in the “ex-distribution” market (under the temporary NYSE symbol “HOT WI”), the Starwood stockholder will be selling only his shares of Starwood common stock and will be retaining his right to receive shares of ILG common stock in connection with the spin-off and the merger.

IILGV

A Starwood stockholder also has the option of selling his right to shares of ILG common stock and to retain his shares of Starwood common stock. This option will be available under the temporary NASDAQ symbol “IILGV”.

Trades under the symbols “HOT WI” and “IILGV” will settle after the closing date of the merger. If the merger is not completed, all trades under these temporary symbols will be cancelled.

In all cases, investors are encouraged to consult with their financial advisors regarding the specific implications of selling shares of their Starwood common stock on or before the closing date of the merger.

Additional details of the spin-off of Vistana and the subsequent merger of Vistana with a wholly owned subsidiary of ILG may be found in ILG’s Form S-4, which also constitutes an information statement of Vistana and which has been filed as Exhibit 99.1 to Vistana’s Form 10, which is available at www.sec.gov.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood is one of the leading hotel and leisure companies in the world with nearly 1,300 properties in some 100 countries and approximately 188,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Tribute Portfolio™, Four Points® by Sheraton, Aloft®, Element®, along with an expanded partnership with Design Hotels™. The Company also boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®). Visit www.starwoodhotels.com for more information and stay connected @starwoodbuzz on Twitter and Instagram and facebook.com/Starwood.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our or Vistana’s filings with the Securities and Exchange Commission (“SEC”). Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between a wholly-owned subsidiary of ILG and Vistana. In connection with the proposed merger, ILG has filed a registration statement on Form S-4, containing a proxy statement/prospectus with the SEC and Vistana has filed a registration statement on Form 10 with the SEC. STOCKHOLDERS OF STARWOOD AND ILG ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND THE FORM 10, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus and the Form 10 as well as other filings containing information about ILG, Starwood and Vistana, without charge, at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by ILG will be made available free of charge on ILG’s investor relations website. Copies of documents filed with the SEC by Starwood will be made available free of charge on Starwood’s investor relations website.

Participants in Solicitation

Starwood and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of ILG common stock in respect of ILG’s stock issuance in connection with the proposed merger. Information about the directors and executive officers of Starwood is set forth in the proxy statement for Starwood’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2015. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed merger.

CONTACTS

Media Contacts

Starwood Hotels and Resorts Worldwide

K.C. Kavanagh	Carrie Bloom

866-478-2777	203-964-5755

Investor Contact

Starwood Hotels and Resorts Worldwide

Stephen Pettibone

203-351-3500